SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – May 14, 2007
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On May 14, 2007, Honeywell entered into a $2.8 billion Amended and Restated Five Year Credit Agreement (the “Credit Agreement”) with the banks, financial institutions and other institutional lenders party to the Credit Agreement (the “Lenders”), Citicorp USA, Inc., as administrative agent for the Lenders, Citibank International PLC, as swing line agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch and UBS Loan Finance LLC, as documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and co-book managers. Commitments under the Credit Agreement can be increased pursuant to the terms of the Credit Agreement to an aggregate amount not to exceed $3.5 billion.

The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The Credit Agreement amends and restates the previously reported $2.3 billion five year credit agreement dated as of April 27, 2006 (the “Prior Agreement”). No borrowings were outstanding at any time under the Prior Agreement. The Credit Agreement includes a $700 million sub-limit for the potential issuance of letters of credit. Approximately $109 million of letters of credit under the Prior Agreement are deemed to have been issued under the Credit Agreement.

The Credit Agreement has substantially the same material terms and conditions as the Prior Agreement. Loans under the Credit Agreement are required to be repaid no later than May 14, 2012, unless such date is extended pursuant to the terms of the Credit Agreement.

The Credit Agreement does not restrict Honeywell’s ability to pay dividends, nor does it contain financial covenants. The failure to comply with customary conditions or the occurrence of customary events of default contained in the Credit Agreement would prevent any further borrowings and would generally require the repayments of any outstanding borrowings under the Credit Agreement. Such events of default include, among other things, (a) non-payment of Credit Agreement debt, interest or fees; (b) non-compliance with the terms of the Credit Agreement covenants; (c) cross-default with other debt in certain circumstances; (d) bankruptcy; and (e) defaults upon obligations under the Employee Retirement Income Security Act. Additionally, each of the banks has the right to terminate its commitment to lend additional funds or issue additional letters of credit under the Credit Agreement if any person or group acquires beneficial ownership of 30 percent or more of Honeywell’s voting stock, or, during any 12-month period, individuals who were directors of Honeywell at the beginning of the period cease to constitute a majority of the Board of Directors.

Interest on borrowings under the Credit Agreement would be determined, at Honeywell’s option, by (a) an auction bidding procedure; (b) the highest of the floating base rate publicly announced by Citibank, N.A., 0.5 percent above the average CD rate, or 0.5 percent above the Federal funds rate; or (c) the average Eurocurrency rate plus 0.15 percent (applicable margin).

Honeywell has agreed to pay a facility fee of .05 percent per annum on the aggregate commitment for the Credit Agreement. The facility fee, the applicable margin over the Eurocurrency rate on the Credit Agreement, and the letter of credit issuance fee, are subject to change, based upon a grid determined by Honeywell’s long-term debt ratings. The Credit Agreement is not subject to termination based upon a decrease in Honeywell’s debt ratings or a Material Adverse Change (as defined in the Credit Agreement).

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description

10.1	Amended and Restated Five Year Credit Agreement dated as of May 14, 2007 by and among Honeywell International Inc., the banks, financial institutions and other institutional lenders parties thereto, Citicorp USA, Inc., as administrative agent, Citibank International PLC, as swing line agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch and UBS Loan Finance LLC, as documentation agents, and Citigroup Global Markets Inc. and J.P.Morgan Securities Inc., as joint lead arrangers and co-book managers.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2007	Honeywell International Inc.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Vice President, Corporate Secretary and
Deputy General Counsel

INDEX TO EXHIBITS

Exhibit #	Description

10.1	Amended and Restated Five Year Credit Agreement dated as of May 14, 2007 by and among Honeywell International Inc., the banks, financial institutions and other institutional lenders parties thereto, Citicorp USA, Inc., as administrative agent, Citibank International PLC, as swing line agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch and UBS Loan Finance LLC, as documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and co-book managers.